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                                   EXHIBIT 1.1
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KEEFE, BRUYETTE & WOODS, INC.
211 Bradenton Avenue
Dublin, OH  43017
614-766-8400


December 27, 2005


Dr. Joseph Helms
Chairman
First Federal Financial Services, Inc.
First Federal Savings and Loan Association of Edwardsville
First Federal Financial Services, MHC
300 St. Louis Street
Edwardsville, Illinois  62025

Dear Dr. Helms:

This proposal is in connection with First Federal Financial Services, Inc.'s (the "Company"), the federal mid-tier stock holding company of First Federal Savings & Loan Association of Edwardsville (the "Bank"), intention to acquire (the "Acquisition") a stock financial institution and its affiliates (collectively the "Subject Company") and in connection therewith have the mutual holding company component of its organization reorganize from the mutual holding company form to a full stock company (the "Conversion"). In order to effect the Conversion, it is contemplated that shares of common stock of a new holding company will be offered to eligible persons in a Subscription and Community Offering (the "Offering") and shares not sold in the offering will be issued to stockholders of the Subject Company in the Acquisition.

Keefe, Bruyette & Woods, Inc. ("KBW") will act as the Company's and the Bank's exclusive financial advisor and marketing agent in connection with the Acquisition/Conversion. This letter sets forth selected terms and conditions of our engagement.

1. MERGER & ACQUISITION SERVICES. As the Bank's and Company's financial advisor, KBW will perform the following services:

        a) advise and assist the Company in considering the desirability of the Acquisition and in arriving at definitive financial terms therefor;

        b) familiarize itself to the extent appropriate and feasible with the business, operations, financial condition and prospects of the Company and the Subject Company and advise and assist the Company in developing a general strategy for accomplishing the Acquisition, including the structure of the Acquisition and the possible price or price range that might reasonably be offered by the Company in the Acquisition;

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Dr. Joseph Helms
December 27, 2005
Page 2


        c) advise and assist the Company in the course of its negotiation of the Acquisition and, if requested, participate directly in such negotiations;



        d) assuming an agreement in principle is reached for the Acquisition, assist you in preparing a letter of intent and a definitive acquisition agreement;

        e) if requested by the Company, KBW will render an opinion (the "Opinion") as to the fairness from a financial point of view to the Company of the consideration offered in the Acquisition. The Opinion may be in such form as KBW shall determine and KBW may qualify the Opinion in such manner as KBW believes reasonably appropriate, including by stating therein that KBW has relied upon the information furnished to it by the Company, has assumed the accuracy and completeness of such information and has not attempted independently to verify any of such information;

        f) render such other financial advisory and investment banking services as are customary in such engagements and as may be agreed upon by KBW and the Bank.

2. ADVISORY/OFFERING SERVICES. As the Company's and the Bank's financial advisor and marketing agent, KBW will provide the Company and the Bank with a comprehensive range of services designed to promote an orderly, efficient, cost-effective and long-term stock distribution. KBW will provide financial and logistical advice to the Bank and the Company in connection with the Offering, including strategies for maximizing stock sales to depositors in the Subscription Offering and, if necessary, to residents of the Bank's market area in a Community Offering. KBW shall also provide financial advisory services to the Company and the Bank which are typical in connection with a minority stock offering, including, but not limited to, a financial analysis of the Bank with an emphasis on factors which impact the valuation of the common stock.

Additionally, post Offering financial advisory services consistent with paragraph 9 will include advice on shareholder relations, after-market trading, dividend policy (for both regular and special dividends), stock repurchase strategies and communication with market-makers. Prior to the closing of the Offering, KBW will furnish to the Company a Post-Offering reference manual, which will include specifics relative to these items. (The nature of the services to be provided by KBW as the Bank's and the Company's financial advisor and marketing agent is set forth in paragraph 9 and is further described in Exhibit A attached hereto.)

3. PREPARATION OF OFFERING DOCUMENTS. The Bank, the Company and their counsel will draft the Registration Statement, Prospectus, Form AC and such other documents to be used in connection with the Offering. KBW will attend meetings to review these documents and advise you on their form and content. KBW and its counsel will draft an appropriate agency agreement

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Dr. Joseph Helms
December 27, 2005
Page 3


and related documents, as well as marketing materials other than the Prospectus, and will be responsible for obtaining NASD clearance as to the fairness of the underwriting arrangement.

4. DUE DILIGENCE REVIEW. Prior to filing the Registration Statement, Acquisition Application and Application for Conversion or any offering or any other documents naming KBW as the Bank's and the Company's financial advisor and marketing agent, KBW and its representatives will undertake a substantial investigation to learn about the Bank's and Subject Company's business and operations (a "due diligence review") in order to confirm information provided to us and to evaluate information to be contained in the Company's offering documents. The Company and the Bank agree to make available to KBW all relevant information, whether or not publicly available, which KBW reasonably requests, and will permit KBW to discuss with management the operations and prospects of the Company and the Bank. KBW will treat confidentially all material non-public information. The Bank acknowledges that KBW will rely upon the accuracy and completeness of all information received from the Bank, its officers, directors, employees, agents and representatives, accountants and counsel including this letter to serve as the Bank's and the Company's financial advisor and marketing agent.

5. REGULATORY FILINGS. The Company will file all appropriate offering documents with all regulatory agencies including, the SEC, the Office of Thrift Supervision ("OTS"), and such state securities commissioners as may be determined by the Company.

6. AGENCY AGREEMENT. The specific terms of KBW's services, including stock offering enhancement and syndicated offering services contemplated by this letter shall be set forth in a mutually agreed upon Agency Agreement between KBW and the Company and the Bank to be executed prior to commencement of the Offering, and dated the date that the Company's Prospectus is declared effective and/or authorized to be disseminated by the appropriate regulatory agencies, the SEC, the NASD, the OTS and such state securities commissioners and other regulatory agencies as required by applicable law.

7. REPRESENTATIONS, WARRANTIES AND COVENANTS. The Agency Agreement will provide for to-be-agreed-upon representations, warranties and covenants of the Company, the Bank and KBW, and for the Company to indemnify KBW and their controlling persons (and, if applicable, the members of the selling group and their controlling persons), and for KBW to indemnify the Bank and the Company against certain liabilities, including, without limitation, liabilities under the Securities Act of 1933, to the extent applicable.

8.      FEES. For the services described above, the Company agrees to pay KBW:

        a) With respect to the Acquisition, a success fee equal to $100,000.

        b) For delivery of a written Opinion pursuant to the Acquisition, KBW shall receive a fee of $35,000. Such Opinion fee shall be due and payable upon the delivery by KBW of the Opinion and shall be deemed earned at that time whether or not the Acquisition is eventually consummated. In addition, an updated Opinion shall be delivered, if requested, at no additional fee dated within five calendar days of any proxy statement/prospectus to be
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Dr. Joseph Helms
December 27, 2005
Page 4


                mailed to Company stockholders as may be applicable. Such fairness opinion fee shall be deducted from the amount due under
                a) above.

        c) With respect to the Conversion, a Management Fee of $25,000 payable in four consecutive monthly installments of $6,250 commencing with the adoption of the Plan of Conversion and Reorganization. Such fees shall be deemed to have been earned when due. Should the Offering be terminated for any reason not attributable to the action or inaction of KBW, KBW shall be entitled to be paid all fees accrued through the date of termination.

        d) With respect to the Conversion, a Success Fee of 1.35% shall be charged based on the aggregate Purchase Price of Common Stock sold in the Subscription Offering and Community Offering, excluding shares purchased by the Bank's officers, directors, or employees (or members of their immediate family) plus any ESOP, tax-qualified or stock based compensation plans (except IRA's) or similar plan created by the Bank for some or all of its directors or employees and any shares issued to stockholders of the Subject Company in the Acquisition. The Management Fee described in 8(c) will be applied against the Success Fee.

        e) With respect to the Conversion, if necessary, a Broker-Dealer Pass-Through fee. If any shares of the Company's stock remain available after the subscription and community offering, at the request of the Bank, KBW will seek to form a syndicate of registered broker-dealers to assist in the sale of such common stock on a best efforts basis, subject to the terms and conditions set forth in the selected dealers agreement. KBW will endeavor to distribute the common stock among dealers in a fashion which best meets the distribution objectives of the Bank and the Offering. KBW will be paid a fee not to exceed 5.5% of the aggregate Purchase Price of the shares of common stock sold by them. From this fee, KBW will pass onto selected broker-dealers, who assist in the syndicated community offering, an amount competitive with gross underwriting discounts charged at such time for comparable amounts of stock sold at a comparable price per share in a similar market environment. Fees with respect to purchases effected with the assistance of a broker/dealer other than KBW shall be transmitted by KBW to such broker/dealer and will be applied against (and come from) the 5.5% fee. THE DECISION TO UTILIZE SELECTED BROKER-DEALERS WILL BE MADE BY THE BANK upon consultation with KBW. In the event any fees are paid pursuant to this subparagraph 8(e), such fees shall be in lieu of, and not in addition to any fees for the sale of Common Stock payable pursuant to subparagraph 8(d).

9. ADDITIONAL SERVICES. KBW FURTHER AGREES TO PROVIDE FINANCIAL ADVISORY ASSISTANCE TO THE COMPANY AND THE BANK FOR A PERIOD OF ONE YEAR FOLLOWING COMPLETION OF THE OFFERING, INCLUDING ESTABLISHING A DIVIDEND POLICY AND SHARE REPURCHASE PROGRAM, ASSISTING WITH SHAREHOLDER REPORTING AND SHAREHOLDER RELATIONS MATTERS, GENERAL ADVICE ON MERGERS AND ACQUISITIONS AND OTHER RELATED FINANCIAL MATTERS, WITHOUT THE PAYMENT BY THE COMPANY AND

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Dr. Joseph Helms
December 27, 2005
Page 5



THE BANK OF ANY FEES IN ADDITION TO THOSE SET FORTH IN SECTION 8 HEREOF. Nothing in this Agreement shall require the Company and the Bank to obtain such services from KBW. Following this initial one year term, if both parties wish to continue the relationship, a fee may be negotiated and an agreement entered into at that time.

10. EXPENSES. The Bank will bear those expenses of the proposed Offering and Acquisition customarily borne by issuers, including, without limitation, regulatory filing fees, SEC, "Blue Sky," and NASD filing and registration fees; the fees of the Bank's accountants, attorneys, appraiser, transfer agent and registrar, printing, mailing and marketing and syndicate expenses associated with the Offering; the fees set forth in Section 8; and fees for "Blue Sky" legal work. If KBW incurs expenses on behalf of the Company or the Bank, the Company or the Bank will reimburse KBW for such expenses.

KBW shall be reimbursed for reasonable out-of-pocket expenses, including costs of travel, meals and lodging, photocopying, telephone, facsimile and couriers. The selection of KBW's counsel will be made by KBW, with the approval of the Bank. The Bank will reimburse KBW for the fees of its counsel, which will not exceed $40,000, and reasonable out-of-pocket expenses. The expenses of this paragraph assume that no resolicitation will occur. In the event of a resolicitation, additional out-of-pocket expenses shall be reasonable and fully discussed with the Company and the Bank upon notification of a need to resolicit.

11. CONDITIONS. KBW's willingness and obligation to proceed hereunder shall be subject to, among other things, satisfaction of the following conditions in KBW's opinion, which opinion shall have been formed in good faith by KBW after reasonable determination and consideration of all relevant factors: (a) full and satisfactory disclosure of all relevant material, financial and other information in the disclosure documents and a determination by KBW, in its sole discretion, that the sale of stock on the terms proposed is reasonable given such disclosures; (b) no material adverse change in the financial condition or operations of the Bank subsequent to the execution of the agreement; and (c) no adverse market conditions at the time of offering which, in KBW's opinion, make the sale of the shares by the Company inadvisable.

12. BENEFIT. This Agreement shall inure to the benefit of the parties hereto and their respective successors and to the parties indemnified pursuant to the terms and conditions of the Agency Agreement and their successors, and the obligations and liabilities assumed hereunder by the parties hereto shall be binding upon their respective successors; provided, however, that this Agreement shall not be assignable by KBW.

13. DEFINITIVE AGREEMENT. This letter reflects KBW's present intention of proceeding to work with the Company and the Bank on its proposed Acquisition and Conversion. It does not create a binding obligation on the part of the Bank, the Company or KBW except as to the agreement to maintain the confidentiality of non-public information set forth in Section 4, the payment of certain fees as set forth in Section 8, and the assumption of expenses as set forth in Section 10, all of which shall constitute the binding obligations of the parties hereto and which shall survive the termination of this Agreement or the completion of the services furnished hereunder and shall remain operative and in full force and effect. You further acknowledge that

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Dr. Joseph Helms
December 27, 2005
Page 6


any report or analysis rendered by KBW pursuant to this engagement is rendered for use solely by the management of the Bank, the Company and their agents in connection with the Offering. Accordingly, you agree that you will not provide any such information to any other person without our prior written consent.

KBW acknowledges that in offering the Company's stock no person will be authorized to give any information or to make any representation not contained in the offering prospectus and related offering materials filed as part of a registration statement to be declared effective in connection with the Offering. Accordingly, KBW agrees that in connection with the Offering it will not give any unauthorized information or make any unauthorized representation. We will be pleased to elaborate on any of the matters discussed in this letter at your convenience.

If the foregoing correctly sets forth our mutual understanding, please so indicate by signing and returning one original copy of this letter to the undersigned.




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Dr. Joseph Helms
December 27, 2005
Page 7


Very truly yours,

KEEFE, BRUYETTE & WOODS, INC.


By:   /s/ Douglas L. Reidel
      Douglas L. Reidel
      Managing Director


FIRST FEDERAL FINANCIAL SERVICES, INC.


By:   /s/ Joseph B. Helms                                 Date: January 4, 2006
      ---------------------------------------                   ----------------
      Dr. Joseph Helms
      Chairman

FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF EDWARDSVILLE


By:   /s/ Joseph B. Helms                                 Date: January 4, 2006
      ---------------------------------------                   ----------------
      Dr. Joseph Helms
      Chairman


 FIRST FEDERAL FINANCIAL SERVICES MHC


By:   /s/ Joseph B. Helms                                 Date: January 4, 2006
      ---------------------------------------                   ----------------
      Dr. Joseph Helms
      Chairman


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                                    EXHIBIT A

                           OFFERING SERVICES PROPOSAL
                                       TO
                     FIRST FEDERAL FINANCIAL SERVICES, INC.

                      FIRST FEDERAL FINANCIAL SERVICES MHC
           FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF EDWARDSVILLE


KBW provides thrift institutions converting from the mutual to stock form of ownership with a comprehensive program of stock issuance services designed to promote an orderly, efficient, cost-effective and long-term stock distribution. The following list is representative of the stock issuance services, if appropriate, we propose to perform on behalf of the Company and the Bank.

GENERAL SERVICES

Assist management and legal counsel in structuring the transaction.

Analyze and make recommendations on bids from printing, transfer agent, and appraisal firms.

Assist officers and directors in obtaining bank loans to purchase stock, if requested.

Assist in drafting and distribution of press releases as required or appropriate.

STOCK OFFERING ENHANCEMENT SERVICES

Establish and manage a Stock Information Center at the Company/Bank. Stock Information Center personnel will track prospective investors; record stock orders; mail order confirmations; provide the Company's/Bank's senior management with daily reports; process and tabulate proxies for the MHC; answer customer inquiries; and handle special situations as they arise.

Assign KBW's personnel to be at the Bank through completion of the Subscription and Community Offerings to mange the Stock Information Center, meet with prospective shareholders at individual and community information meetings (if applicable), solicit local investor interest through a tele-marketing campaign, answer inquiries, and otherwise assist in the sale of stock in the Subscription and Community Offerings. This effort will be lead by a Principal of KBW.

Create target investor list based upon review of the Bank's depositor base.

Provide intensive financial and marketing input for drafting of the prospectus.

STOCK OFFERING ENHANCEMENT SERVICES- CONTINUED

Prepare other marketing materials, including prospecting letters and brochures, and media advertisements.

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Arrange logistics of community information meeting(s) as required.

Prepare audio-visual presentation by senior management for community information meeting(s).

Prepare management for question-and-answer period at community information meeting(s).

Attend and address community information meeting(s) and be available to answer questions.

BROKER-ASSISTED SALES SERVICES

Arrange for broker information meeting(s) as required.

Prepare audio-visual presentation for broker information meeting(s).

Prepare script for presentation by senior management at broker information meeting(s).

Prepare management for question-and-answer period at broker information meeting(s).

Attend and address broker information meeting(s) and be available to answer questions.

Produce confidential broker memorandum to assist participating brokers in selling the Bank's common stock.

AFTER-MARKET SUPPORT SERVICES

KBW will use their best efforts to secure a trading commitment from at least three NASD firms, one of which will be Keefe, Bruyette & Woods, Inc.